Annual Supplemental Information Package for
Alexander & Baldwin, Inc. - Real Estate Segments

For the Year Ending December 31, 2009
(Unaudited)

Alexander & Baldwin, Inc. – Real Estate Segments

Index to Annual Supplemental Information Package (Unaudited)
For the Year Ending December 31, 2009

The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s quarterly and annual reports and other filings with the Securities and Exchange Commission. The Company intends to provide annual updates to the information contained herein, but is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after December 31, 2009.

About the Company	1

Overview of A&B Land Group and Real Estate Segments	2

Real Estate Leasing Segment

Strategy and Operations	3

2009 Highlights and Performance and 2010 Outlook	5

Asset Descriptions and Statistics
Property Detail – Hawaii Improved Properties (Table 1)	6
Property Detail – U.S. Mainland Improved Properties (Table 2)	7
Property Summary – Comparable Occupancy Data by Geographic Region (Table 3)	7
Real Estate Leasing Cash Net Operating Income (“NOI”) (Table 4)	8
2009 Improved Property Portfolio Acquisitions/Dispositions (Table 5)	9
2008 Improved Property Portfolio Acquisitions/Dispositions (Table 6)	9
Lease Expirations of Improved Properties (Table 7)	10
Tenant Concentration (Table 8)	11

Real Estate Sales Segment

Strategy and Operations	12
Real Estate Developments	12
Landholdings and Entitlement Activities	17
Aggregate Landholdings (Table 9)	17
Real Estate Land Portfolio (Table 10)	18
Real Estate Development Joint Venture Portfolio (Table 11)	19

2009 Highlights and Performance and 2010 Outlook	20

Asset Descriptions and Statistics
Real Estate Development Overview (Table 12)	21

Forward-Looking Statements
This Annual Supplemental Information Package contains certain forward-looking statements, such as forecasts and projections of the Company’s future performance or statements of management’s plans and objectives. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this Annual Supplemental Information Package, such communications contain forward-looking statements. These include, for example, all references to 2010 or future years. New risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in the statements, including, but not limited to the factors that are described in Part I, Item 1A under the caption of “Risk Factors” of the Company’s 2009 annual report on Form 10-K. The Company is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after the date of this report.

Basis of Presentation
The information contained in this Annual Supplemental Information Package does not purport to disclose all items required by accounting principles generally accepted in the United States of America (“GAAP”). The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission.

About the Company

Alexander & Baldwin, Inc. (“A&B” or the “Company”) is a multi-industry corporation with most of its operations centered in Hawaii. It was founded in 1870 as a sugar plantation and incorporated in 1900. It has evolved from its agricultural foundation into an integrated network of complementary businesses serving the agricultural, real estate and transportation needs of Hawaii. A&B also benefits from diversification beyond Hawaii’s shores, including its U.S. mainland (“Mainland”) income portfolio, Asia-Pacific ocean transportation services and Mainland logistics services.

Ocean transportation operations, related shoreside operations in Hawaii, and logistics services across the Mainland are conducted by a wholly-owned subsidiary, Matson Navigation Company, Inc. (“MNC”) and two Matson subsidiaries. Real estate leasing and development activities are conducted by A&B Properties, Inc., a wholly-owned subsidiary of A&B (“A&B Properties”). Agribusiness operations are conducted by Hawaiian Commercial & Sugar Company and certain other wholly-owned subsidiaries of A&B.

•
Transportation: The Transportation Industry consists of ocean transportation and logistics service segments. The Ocean Transportation segment, which is conducted through MNC, is an asset-based business that derives its revenue primarily through the carriage of containerized freight between various U.S. Pacific Coast, Hawaii, Guam, China and other Pacific island ports. Additionally, the Ocean Transportation segment has a 35 percent interest in an entity that provides terminal and stevedoring services at U.S. Pacific Coast facilities. The Logistics Services segment, which is conducted through Matson Integrated Logistics, Inc., a wholly-owned subsidiary of MNC, is a non-asset based business that is a provider of domestic and international rail intermodal service, long-haul and regional highway brokerage, specialized hauling, flat-bed and project work, less-than-truckload, expedited/air freight services, and warehousing and distribution services. Warehousing and distribution services are provided by Matson Global Distribution Services, Inc. (“MGDS”), a wholly-owned subsidiary of MIL. MGDS’s operations also include Pacific American Services, LLC, a San Francisco bay-area regional warehousing, packaging, and distribution company.

•
Real Estate: The Real Estate Industry consists of two segments, both of which have operations in Hawaii and on the Mainland. The Real Estate Sales segment generates its revenues through the development and sale of land and commercial and residential properties. The Real Estate Leasing segment owns, operates and manages retail, office and industrial properties and ground leases. Real estate activities are conducted through A&B Properties and various other wholly-owned subsidiaries of A&B.

•
Agribusiness: Agribusiness, a division of A&B, contains one segment and produces bulk raw sugar, specialty food grade sugars, molasses, green coffee and roasted coffee; markets and distributes green coffee, roasted coffee, and specialty food-grade sugars; provides general trucking services, mobile equipment maintenance, and repair services in Hawaii; and generates and sells, to the extent not used in the Company’s Agribusiness operations, electricity.

More information about the Company can be found at www.alexanderbaldwin.com

Corporate Headquarters
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, HI 96813

Investor Relations
Questions about this annual supplemental information package should be directed to Christopher Benjamin, Senior Vice President, Chief Financial Officer and Treasurer at (808) 525-6611.

Websites
Alexander & Baldwin, Inc. - www.alexanderbaldwin.com
A&B Properties, Inc. - www.abprop.com
Matson Navigation Company, Inc. - www.matson.com
Hawaiian Commercial & Sugar Company - www.hcsugar.com

Transfer Agent & Registrar
BNY Mellon Shareowner Services (www.bnymellon.com)
P.O. Box 358015, Pittsburgh, PA 15252

Stock Exchange Listing
NYSE: ALEX

Overview of A&B Land Group and Real Estate Segments

Alexander & Baldwin, Inc. owns 88,475 acres in Hawaii. The vast majority of this land was acquired over 100 years ago to support the cultivation of sugar cane, which was Hawaii’s principal industry for more than a century. Historically, these lands have been used for a variety of agricultural purposes, including active farming, the collection and transport of water for purposes of irrigation and hydroelectric power production, and the processing of crops into saleable products. Today, roughly 87,700 acres of the Company’s land, including land leased to others, is designated for agriculture and conservation uses.

The A&B Land Group, which includes both A&B Properties, Inc. and A&B’s agribusiness units, is responsible for the stewardship of this land and the long-term enhancement of its value. Agriculture remains the highest and best use for the great majority of these lands and provides significant benefits to the community and shareholder alike. A&B owns, on Maui, the last Hawaii sugar plantation, and on Kauai, has developed a coffee operation on lands formerly used for sugar production. The Company continues to innovate and seek ways to enhance the long-term performance of its agricultural businesses, including the exploration of renewable energy expansion opportunities.

A&B Properties undertakes a comprehensive program of land stewardship, planning, entitlement and development to enhance the value of the Company’s lands, in keeping with community needs. By identifying and pursuing developments and transactions that enhance value from raw land holdings, and reinvesting tax-deferred proceeds from these efforts into new developments and a portfolio of income-producing properties, A&B Properties creates value for shareholders and diversifies its income stream.  The Company’s development activities, once limited to its historical landholdings, have been expanded through the use of acquired land and joint ventures, enabling the further diversification of earnings through the expansion to other Hawaiian islands and the Mainland. This extension of the Company’s development activities has allowed it to leverage its development expertise, market knowledge and capital resources.

The balance of this document will outline, for the Real Estate Leasing and Real Estate Sales segments, respectively, the following aspects of A&B Properties’ operations:

•	Strategy and operations
•	2009 highlights and performance and 2010 outlook
•	Asset descriptions and statistics

Real Estate Leasing Segment Strategy and Operations

The Real Estate Leasing segment owns, operates, and manages commercial properties. It focuses on acquiring high-quality retail, office, and industrial properties in good locations, effectively managing those properties to increase margins through higher occupancies and cost management, and positioning these assets for sale when full market value has been achieved.  Real Estate Leasing income also includes revenue from a variety of land leases, licenses and other agreements related to real estate in Hawaii.

A&B Properties’ portfolio of 43 income-producing properties is well-balanced among retail, office and industrial sectors and is geographically dispersed in eight Mainland states and Hawaii. It has been acquired primarily through the tax-efficient reinvestment of property sales proceeds using Internal Revenue Code Section 1031 tax-deferred exchanges. Prior to 1989, the portfolio consisted substantially of 17 Hawaii properties developed by the Company on its historic landholdings on Maui and Kauai. A&B’s current 1031 exchange strategy began in 1989 when the Company reinvested a portion of the proceeds from the 1989 sale of its Wailea resort development into five commercial properties on the Mainland.  Since that time, the commercial portfolio has grown to 22 Mainland properties and 21 Hawaii properties, primarily through tax-deferred exchanges.  In the process, the Company has deferred $192 million of income taxes on the sale of raw land and improved properties and benefited from the earnings generated by these funds. The tax benefits of the 1031 program allow the Company to compete effectively for acquisitions and to earn attractive returns.

The Company has consciously endeavored to maintain a diversified and geographically dispersed portfolio of retail, office and industrial properties to minimize portfolio risk.

Portfolio Description

The real estate leasing portfolio comprised approximately 7 percent and 36 percent of the Company’s consolidated revenue and operating profit (before subtracting amounts treated as discontinued operations), respectively, for 2009.

The Company’s real estate leasing portfolio consists of improved properties in Hawaii and on the Mainland, as well as unimproved properties in Hawaii. A brief description of each category follows:

Hawaii Improved Properties - A&B’s Hawaii improved property portfolio consists of retail, office and industrial properties, comprising approximately 1.3 million square feet of leasable space. The majority of the commercial properties are located on Maui and Oahu, with smaller holdings in the area of Port Allen, on Kauai.

Hawaii Unimproved Properties – The Company owned 88,370 unimproved acres. The vast majority of the lands held by the Company in Hawaii, approximately 87,700 acres, are designated for conservation or agricultural uses. The Company leases and licenses a relatively small portion of its lands to third parties. These leases and licenses consist of a wide variety of ground leases and licenses of urban and agricultural lands, ranging from ground leases covering the fee interest in land underlying commercial properties, to farming and pasture leases, to licenses of remnant parcels and easement areas, to sand and aggregate quarry leases whose lease or royalty payments are based on extraction rates. Accordingly, both period-to-period results and rental revenue per land unit may be highly variable.

Mainland Improved Properties - On the Mainland, A&B owns a portfolio of retail, office and industrial properties acquired primarily by way of tax-deferred exchanges under Internal Revenue Code Section 1031. The Company’s Mainland portfolio comprises approximately 7.0 million square feet of leasable space.

Acquisition, Management and Disposition Strategy

Overview
A core business objective of the Real Estate Leasing Segment is to generate the highest returns possible, while minimizing risk, from its portfolio of income properties.  This is accomplished through an integrated program of selective acquisitions based on strict underwriting criteria, effective property and asset management, proper positioning of the properties for sale at or near their peak values, and enabling the recycling of proceeds from those sales into tax-advantaged 1031 acquisitions of properties with higher growth potential. The Company seeks to acquire income properties in markets with strong growth prospects and to enhance asset values through facility upgrades, re-tenanting, market repositioning and general market growth.  When management believes a property has achieved full value, it will market the property for sale, or occasionally respond to unsolicited offers.  Upon a sale, reinvestment of proceeds will not necessarily be in the same asset class, but, over time, the Company expects to maintain a relatively consistent balance of operating income from its retail, office and industrial space.

Leasing Operations
The Company’s property and asset management program focuses on maximizing the cash flows and market value of its leased portfolio by emphasizing optimal occupancy through strategic positioning of each property with competitive lease rates and synergistic tenant mixes, while minimizing operating and tenant improvement costs. The Company also focuses on early lease renewals and advance replacement of weak tenants in order to minimize vacancy loss.

Leasing Dispositions
The Company regularly sells selected properties from its portfolio when it believes the value of that asset has been maximized and the full fair market value for that asset can be realized.  This allows the Company to capture embedded value created by its property and asset management efforts, and provides investment capital for redeployment into other asset classes or locations where it believes higher returns may be realized. It is important to note, however, that the gains from these dispositions are reported as income within the Real Estate Sales segment and not within the Real Estate Leasing segment.  These sales, while classified under GAAP as discontinued operations, are a core component of the A&B real estate strategy and are a recurring source of earnings.

Leasing Acquisitions
The Company recycles proceeds from the sale of properties by acquiring replacement properties in Section 1031 exchanges.  These 1031 exchange transactions allow the Company to redeploy, on an “interest-free” basis, the taxes that would otherwise be paid on the sale, resulting in higher after-tax returns on invested capital.  The Company also seeks to further enhance investment returns by acquiring properties in expanding markets bearing higher return characteristics.

The Company’s Mainland income properties have been acquired primarily with tax-deferred exchange proceeds, and while the Company expects that future acquisitions will be acquired predominantly with tax-deferred exchange proceeds, the Company is not limited to the use of tax-deferred exchange proceeds in acquiring properties to enhance and expand its lease portfolio.

Real Estate Leasing Segment 2009 Highlights and Performance and 2010 Outlook

Note: Additional detail on 2009 and prior year performance is available in the Company’s 2009 Form 10-K.

Leasing Operations
Real estate leasing results during 2009 reflect the decline in the real estate industry and the overall economy. Occupancies for 2009 were 95 percent and 85 percent for the Hawaii and Mainland improved portfolios, respectively, compared to 98 percent and 95 percent in 2008, respectively.  The lower Mainland portfolio occupancy was primarily due to lower industrial occupancies.

Real estate leasing revenue and operating profit for 2009 were 4 percent and 10 percent lower, respectively, than the amounts reported for 2008. The decrease in real estate leasing revenue was principally due to lower Mainland occupancy and rents, the partial non-reinvestment of 1031 proceeds from the sale of a retail center that occurred in the third quarter of 2008, and a final $1.4 million business interruption insurance payment for a 2005 fire at Kahului Shopping Center that was received in the first quarter of 2008.

Operating profit decreased in 2009, compared with 2008, principally due to the same reasons cited above for the revenue decrease, but was also due to higher depreciation and amortization expenses resulting from the increase in the portfolio’s depreciable basis as gains from sales under 1031 exchange transactions are reinvested. Depreciation expenses are expected to continue to increase as tax-deferred proceeds from sales of commercial properties with lower depreciated bases are reinvested in commercial properties having a higher relative book basis.

Leasing Acquisitions/Dispositions
The Company’s acquisition and disposition activities of improved properties in 2009 are referenced in Table 5.

A&B completed the disposition of the 180,300-square-foot Mililani Shopping Center on Oahu and the 14,800 square-foot Kele Center on Maui in January and February 2010, respectively, and acquired the 216,400-square-foot Meadows on the Parkway shopping center in Boulder, Colorado in January 2010. These post-2009 transactions are not reflected in Tables 1, 2 or 5.

Real Estate Leasing Outlook
During 2009, occupancy levels in the Company’s commercial property portfolio declined, relative to 2008, as economic activity slowed. Occupancy levels remained high in Hawaii at 95 percent, but occupancy levels in the Company’s Mainland commercial property portfolio declined to 85 percent from 95 percent in 2008. Reduced Mainland occupancy levels are primarily due to the addition of over 490,000 acquired and untenanted square feet at two logistics facilities, as well as higher vacancies in two other industrial properties. In 2010, the Company expects that occupancy levels will begin to stabilize, but also expects earnings to be negatively impacted by continued rent pressures and higher lease incentives while the economy recovers. Additionally, the Company will experience higher depreciation levels in its portfolio as a result of recent acquisition activity, which will further dampen 2010 operating profit. Other cash and non-cash fixed costs, such as property taxes, are expected to have a disproportionate negative impact to earnings if occupancy levels decline further.

Real Estate Leasing Segment – Asset Descriptions and Statistics

Tables 1 and 2 on the following pages provide detail on the Company’s commercial real estate portfolio.

Table 1

Property Detail - Hawaii Improved Properties
As of December 31, 2009

Property	Island	Gross Leasable Area (sq. ft.)	Leased1 2009

Industrial:
Waipio Industrial	Oahu	158,400	92%
P&L Warehouse	Maui	104,100	98%
Wakea Business Center II	Maui	61,500	99%
Port Allen Center I	Kauai	28,000	100%
Port Allen Steel Warehouse	Kauai	22,700	94%
Port Allen Center II	Kauai	13,300	100%
Subtotal – Industrial		388,000	96%

Office:
Kahului Office Building	Maui	57,700	85%
Kahului Office Center	Maui	32,900	97%
Stangenwald Building	Oahu	27,100	87%
Judd Building	Oahu	20,200	100%
Maui Clinic Building	Maui	16,600	86%
Lono Center	Maui	13,100	92%
Subtotal – Office		167,600	93%

Retail:
Maui Mall	Maui	186,300	91%
Mililani Shopping Center	Oahu	180,300	99%
Kaneohe Bay Shopping Center	Oahu	127,500	100%
Waipio Shopping Center	Oahu	113,800	98%
Kunia Shopping Center	Oahu	60,600	96%
Apex Building	Maui	28,100	86%
Port Allen Marina Center	Kauai	23,600	83%
Kahului Shopping Center	Maui	17,600	91%
Kele Center	Maui	14,800	97%
Subtotal – Retail		752,600	96%

TOTAL HAWAII		1,308,200	95%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 2

Property Detail - Mainland Improved Properties
As of December 31, 2009
Property	Location	Gross Leasable Area (sq. ft.)	Leased1 2009

Industrial:
Heritage Business Park	Dallas, TX	1,316,400	86%
Savannah Logistics Park	Savannah, GA	1,035,700	76%
Ontario Distribution Center	Ontario, CA	898,400	100%
Midstate 99 Distribution Center	Visalia, CA	790,400	97%
Sparks Business Center	Sparks, NV	396,100	55%
Republic Distribution Center	Pasadena, TX	312,500	47%
Activity Distribution Center	San Diego, CA	252,300	92%
Centennial Plaza	Salt Lake City, UT	244,000	92%
Valley Freeway Corporate Park	Kent, WA	228,200	94%
Northpoint Properties	Fullerton, CA	119,400	100%
Subtotal – Industrial		5,593,400	85%

Office:
1800 and 1820 Preston Park	Plano, TX	198,600	82%
Ninigret Office Park X and XI	Salt Lake City, UT	185,200	99%
San Pedro Plaza	San Antonio, TX	163,800	70%
2868 Prospect Park	Sacramento, CA	162,900	100%
Concorde Commerce Center	Phoenix, AZ	140,700	78%
Deer Valley Financial Center	Phoenix, AZ	126,600	75%
2890 Gateway Oaks	Sacramento, CA	58,700	100%
Firestone Building	La Mirada, CA	28,100	100%
Subtotal – Office		1,064,600	86%

Retail:
Arbor Park Shopping Center	San Antonio, TX	139,500	94%
Broadlands Marketplace	Broomfield, CO	103,900	88%
Wilshire Center	Greeley, CO	46,500	84%
Royal MacArthur Center	Dallas TX	44,000	89%
San Pedro Retail	San Antonio, TX	8,100	100%
Subtotal – Retail		342,000	90%

TOTAL MAINLAND		7,000,000	85%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 3

Property Summary – Comparable Occupancy Data by Geographic Region
As of December 31, 2009 and 2008

	Gross Leasable Area December 31, 2009	Leased1 2009	Gross Leasable Area December 31, 2008	Leased1 2008

Hawaii – Improved	1,308,200	95%	1,265,500	98%
Mainland – Improved	7,000,000	85%	6,626,700	95%
TOTAL	8,308,200	87%	7,892,200	95%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 4

Real Estate Leasing Cash Net Operating Income (“NOI”) 1

	Year Ended December 31,			December 31,
	2009	2008		2009
Total NOI	Total Cash NOI	Total Cash NOI	Percentage Change	Book Basis2
Hawaii – Improved	$24.1	$22.7	6%	$164.8
Hawaii – Unimproved	4.6	6.2	-26%	16.3
Mainland – Improved	37.2	38.1	-2%	481.0
TOTAL	$65.9	$67.0	-2%	$662.1

1
Cash net operating income (“NOI”) is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of Cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, straight-line rental adjustments, bad debt expense, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to Cash NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing Segment Comparable Cash NOI is as follows:

Required Reconciliation of Real Estate Leasing Operating Profit to Real Estate Leasing Comparable Cash NOI (non-GAAP) (in millions)	Year Ended December 31, 2009		Year Ended December 31, 2008

Real Estate Leasing Segment Operating Profit before Discontinued Operations	$43.2	$	$47.8
Less amounts reported in discontinued operations	(8.0)		(14.3)
Real Estate Leasing Segment Operating Profit after Subtracting Discontinued Operations	35.2		33.5
Adjustments:
Depreciation and amortization	21.2		19.2
FASB 13 Straight-line lease adjustments	(2.0)		(2.4)
General and administrative expense	2.5		3.5
Kahului Shopping Center business interruption payment	--		(1.4)
Discontinued operations	8.0		14.3
Bad debt expense	1.0		0.3
Real Estate Leasing Total Cash NOI	65.9		67.0
Acquisitions/Disposition Adjustments/Other	(16.5)		(14.8)
Real Estate Leasing Segment Comparable Cash NOI3	$49.4	$	$52.2

2
Represents the net book basis of properties owned as of December 31, 2009, including intangibles. The tax bases of certain properties may be significantly lower than their fair values (and book bases) due to the deferral of gains allowed under Section 1031/1033 of the Internal Revenue Code. Additionally, a large portion of the Company’s undeveloped lands on Maui and Kauai, excluding the Company’s Wailea holdings, has a cost basis of roughly $150 per acre, which may be significantly less than fair value.

3
“Comparable Cash NOI” is defined as including only Cash NOI related to properties that were operated throughout the duration of both periods under comparison. As a result, it excludes properties acquired or disposed of during or subsequent to 2008 that were not operated throughout the entire duration of both periods under comparison.

	Year Ended December 31,
	2009	2008
Comparable NOI	Comparable Cash NOI3	Comparable Cash NOI3	Percentage Change
Hawaii – Improved	$17.7	$18.0	-2%
Hawaii – Unimproved	4.3	4.7	-9%
Mainland – Improved	27.4	29.5	-7%
TOTAL	$49.4	$52.2	-5%

Table 5

2009 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2009	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Activity Distribution Center	02/09	$26.2	252,300	100%
Waipio Industrial	03/09	$28.3	158,400	98%
Northpoint Properties	08/09	$11.2	119,400	100%
Waipio Shopping Center	09/09	$30.9	113,800	99%
Firestone Building	12/09	$4.8	28,100	100%

Property disposed of in 2009	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Southbank II	03/09	$20.1	120,800	100%
Hawaii Business Park	06/09	$13.0	85,200	98%
San Jose Avenue Warehouse	09/09	$8.3	126,000	100%
Pacific Guardian Tower	10/09	$37.9	130,600	95%
Village at Indian Wells	12/09	$20.3	104,600	96%

Table 6

2008 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2008	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Savannah Logistics Park (Building A)	02/08	$32.9	710,800	0%**
Savannah Logistics Park (Building B)	02/08	$15.1	324,800	0%**
Republic Distribution Center	09/08	$17.5	312,500	47%
Midstate 99 Distribution Center	11/08	$35.2	790,400	100%

Property disposed of in 2008	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Kahului Town Terrace	05/08	$12.1	56,700	N/A
Boardwalk Shopping Center	08/08	$32.8	184,600	95%
Marina Shores	09/08	$28.5	67,700	98%
2450 Venture Oaks Way	11/08	$20.6	103,700	100%
Triangle Square BMW/Acura/Auto Value	12/08	$9.7	22,700	100%

** The property was purchased vacant. Building A was 100% leased starting in April 2008. Building B (approximately 0.3 million sq. ft.) had not been placed into service as of December 31, 2008 because additional improvements to the facility were required. The building was placed into service in March 2009 and was 31% leased starting in November 2009.

Table 7

Lease Expirations of Improved Properties1
As of December 31, 2009

Year of expiration	Gross Leasable Area (sq. feet) of Expiring Leases	Percentage of Gross Leased Area

2010	731,327	10.2%
2011	1,090,541	15.2%
2012	1,052,191	14.7%
2013	2,045,240	28.5%
2014	548,973	7.6%
2015	781,671	10.9%
2016	402,860	5.6%
2017	266,448	3.7%
2018	23,166	0.3%
2019	6,273	0.1%
Thereafter	226,355	3.2%
Total	7,175,045	100.0%

1 Excludes leases on a month-to-month tenancy and vacant units.

Table 8

Tenant Concentration
Top Ten Tenants Based on Annualized Base Rent
As of December 31, 2009

Tenant	Industry	Percentage of Annualized Base Rent

Matson Global Distribution Services, Inc.*	Logistics	3.8%
Home Depot USA, Inc.	Retail	2.7%
CIGNA Healthcare	Healthcare	2.6%
El Paso Corporation	Energy	2.2%
Teleperformance USA	Call Center/Communications	1.9%
Cisco	Technology	1.8%
Henry Schein, Inc.	Dental Supplier	1.6%
Blackboard Corp.	Software	1.3%
Quill Corporation	Retail	1.3%
International Paper	Paper Packaging/Distribution	1.3%

* Matson Global Distribution Services, Inc. leases approximately 810,000 square feet from A&B Properties at Savannah Logistics Park. MGDS subleases substantially all of this square footage to Hasbro, Inc.

Real Estate Sales Segment Strategy and Operations

The Real Estate Sales segment generates its revenues through the development and sale of commercial, residential, and other properties, including raw land. The Real Estate Sales segment also includes the sale of properties from the Real Estate Leasing segment portfolio.

The Real Estate Sales segment primarily seeks to create value by developing residential and commercial properties. While the Company had traditionally focused its development efforts on its historic landholdings in Hawaii, beginning in 1998 it began to acquire directly, or through joint ventures, non-company owned lands to pursue new development opportunities.

The Company seeks to diversify its investments by geography and asset type.  Current investments include projects on Maui, Kauai, Oahu, the Big Island of Hawaii and the Mainland. Some of these lands have been acquired through joint venture relationships, which the Company has utilized in order to gain access to new opportunities, leverage its own human and financial resources, complement its own expertise and mitigate project risk.

The following narrative descriptions of A&B’s real estate development “pipeline” summarize the status of various projects that are currently under development or in the planning stages.

Real Estate Developments

Maui:

(a) Wailea.  In October 2003, A&B acquired 270 acres of fully-zoned, undeveloped residential and commercial land at the Wailea Resort on Maui, planned for up to 1,200 homes, for $67.1 million.  A&B was the original developer of the Wailea Resort, beginning in the 1970s and continuing until A&B sold the Resort to the Shinwa Golf Group in 1989.

A&B has since sold 78 acres and contributed 25 acres to a joint venture for the development of the Kai Malu project described below, and is in various stages of development on an additional 27 acres, as described below.

No. of Acres
Original acquisition	270
Sold to third parties	(78)
Contributed to joint venture (Kai Malu)	(25)
Under development	(27)
Future developments in planning	140

 (i)           Kai Malu at Wailea (25.0 acres) – In April 2004, A&B entered into a joint venture with Armstrong Builders, Ltd. for development of a 25-acre parcel at Wailea into 150 duplex units, averaging 1,800 square feet per unit.  Sales commenced in 2006, with 135 units closed as of December 31, 2009.  One unit closed in February 2010 and six of the remaining 14 units have been leased.

(ii)           The Bluffs at Wailea (7.4 acres) – Construction was completed in 2008 on 12 half-acre estate lots, with no closings in 2009.

(iii)           The Ridge at Wailea (6.7 acres) – Construction was completed in 2009, and final subdivision approval is expected by mid-2010.

(iv)           Wailea MF-7 (13.0 acres) – Review and revisions to construction documents continued in 2009 for this 75-unit condominium project. Water service was installed in 2008 and the project’s water meter was installed in 2009. The Planning Department approved the project’s construction documents in October 2009, but design changes are continuing based on comments from other departments. This project is planned to consist of 15 five-plex buildings and a recreation center, with units averaging 1,700 square feet.

(v)           Wailea SF-8 (13.0 acres) – Review and revisions to preliminary site engineering reports continued in 2009 for parcel SF-8 to meet affordable housing requirements for various Wailea projects.

(vi)           Wailea MF-10 (13.7 acres) – In 2009, the SMA application was approved for parcel MF-10, planned for a 65,000 square-foot commercial center, nine single-family lots fronting the Wailea Blue Course, and a 36-unit condominium project. Design and permitting work continued during the year.

(b)           Haliimaile Subdivision.  Construction drawings have been submitted to county agencies for a 170 single-family lot subdivision on 45 acres in Haliimaile (Upcountry Maui). Design approval has been deferred until an acceptable water source can be confirmed.  The Company continues to work with the County to explore the possibility of developing a county water source, but is also evaluating the feasibility of a private water system to serve this project and other lands in the vicinity.

(c)           Kane Street Development.  Aina ‘O Kane is planned to consist of 103 residential condominium units in five four-story buildings, with 20,000 square-feet of ground-floor commercial space, in Kahului. Construction plans continue to be processed with the County, but timing of development will require improved market conditions.

(d)           Kahului Town Center.  The redevelopment plan for the 19-acre Kahului Shopping Center block reflects the creation of a traditional “town center,” consisting of approximately 440 residential condominium units, as well as approximately 240,000 square feet of retail/office space. In 2008, construction plans for offsite and onsite civil improvements and Phase I vertical improvements (86,000 square feet of commercial space) were submitted to the County. In April 2009, condominium public reports were approved for the initial phase of development.  Work continues on securing permits and approvals to position this project for development when market conditions improve.

(e)           Maui Business Park II.  In May 2008, A&B received final zoning approval for 179 acres in Kahului, Maui, representing the second phase of its Maui Business Park project, from agriculture to light industrial.  The zoning change approval is subject to various conditions, such as providing land for affordable housing and a wastewater treatment plant. In 2008, design and engineering of the infrastructure commenced and subdivision applications were filed with the County.  In 2009, the County granted preliminary approval of several subdivision applications, and preliminary design of project infrastructure was completed.  Construction drawings for a water system were submitted for approvals.  Construction plan and subdivision approvals are anticipated for portions the project in 2010.

Kauai:

(f)           Kukui`ula.  In April 2002, A&B entered into a joint venture with an affiliate of DMB Communities II (“DMB”), an affiliate of DMB Associates, Inc., an Arizona-based developer of master-planned communities, for the development of Kukui`ula, a 1,000-acre master planned resort residential community located in Poipu, Kauai, planned for approximately 1,000 to 1,200 high-end residential units.  In 2004, A&B exercised its option to contribute to the joint venture up to 40 percent of the project’s future capital requirements. In May 2009, the Company entered into an amended agreement with DMB to increase A&B’s ownership participation in Kukui’ula in exchange for more favorable participation in rights to future cash and profit distributions, while DMB’s future contributions would be limited to $35 million. Construction is now complete on the project’s two major roadways, subdivision improvements for parcels Y (88 lots), M1/M4 (35 lots) and M2/M3 (55 lots).  The first eight holes of the golf course, driving range and putting green are complete.  Construction of 83,200 square-feet of the project’s commercial center, Kukui’ula Village, was completed, and the center opened for business in August 2009.  Construction of the community clubhouse, spa and golf clubhouse commenced in September 2008, October 2009, and December 2009, respectively.  The entire golf course and all of the other aforementioned amenities are expected to be substantially completed by the end of 2010.  A total of 80 lots had closed as of December 31, 2008, with no closings in 2009.  Marketing efforts are expected to resume in the second half of 2010 as the project’s amenities near completion.  The capital contributed by A&B to the joint venture, including the value of land initially contributed, was $138 million as of December 31, 2009.  DMBC has contributed $161 million, which includes $15 million of their amended $35 million future contribution limit.

(g)           Port Allen Residential.  This project covers 17 acres in Port Allen, Kauai, and is planned for 75 condominium units and 58 single-family homes. In 2008, construction was completed on the 58 homes on 13 acres, and the remaining two homes closed in 2009. The construction of the condominium units has been deferred due to current market conditions.

 (h)           Kukui`ula Village.  In August 2007, the Company entered into a joint venture with DMB Kukui`ula Village LLC, for the development of Kukui`ula Village.  Construction of 83,200 square feet of the commercial center, located at the entrance to the Kukui’ula project, opened for business in August 2009.  As of December 31, 2009, the center was 56 percent leased.

Oahu:

(i)           Keola La`i.  In 2008, A&B completed construction of a 42-story condominium project near downtown Honolulu, Oahu, consisting of 352 residential units (289 market units and 63 reserved housing units).  At year end 2009, 337 residential units and two commercial units had closed.

(j)           Waiawa.  In August 2006, A&B entered into a joint venture agreement with an affiliate of Gentry Investment Properties, for the development of a 1,000-acre master planned residential community (530 residential-zoned acres) in Central Oahu.  Although, the master development agreement for the Waiawa lands between Kamehameha Schools and Gentry was terminated, the A&B/Gentry venture has fee simple ownership, or the right to acquire at no cost, approximately 58 acres of developable land, in addition to 125 acres of gulch land required for the major project land bridge and road leading to the project.  The venture and A&B will continue to evaluate their options for the development of this master-planned community.

Big Island of Hawaii:

(k)           Ka Milo at Mauna Lani.  In April 2004, A&B entered into a joint venture with Brookfield Homes Hawaii Inc. to acquire and develop a 30.5-acre residential parcel in the Mauna Lani Resort on the island of Hawaii.  The project is planned for 37 single-family units and 100 duplex townhomes.  A total of 27 units were constructed in 2007 and 2008 and, as of year-end 2009, 20 units had closed, with eight closings in 2009, plus two closings in February 2010. In December 2009, the project’s construction loan, with a year-end balance of $15.8 million, matured. Due to current market conditions, the Company recorded an impairment loss of approximately $2.5 million in December 2009. A new business plan is being evaluated by the venture for the future construction of the remaining units.

Mainland:

Southern California:

(l)           Crossroads Plaza.  In June 2004, A&B entered into a joint venture with Intertex Hasley, LLC, for the development of a 56,000-square-foot mixed-use neighborhood retail center on 6.5 acres in Valencia, California.  The property was acquired in August 2004.  The sale of a pad site building closed in 2007, and construction of the center was completed in 2008. The property was 85% occupied as of year-end 2009.

(m)           Bridgeport Marketplace.  In July 2005, A&B entered into a joint venture with Intertex Bridgeport Marketplace, LLC for the development of a 27.8-acre parcel in Valencia, California.  The parcel was subdivided into a 5-acre parcel for a public park, a 7.3-acre parcel sold to a church in 2007, and a 15.5-acre parcel for the development of a 127,000-square-foot retail center. Construction of the center was completed in 2009 and is 95 percent leased.

(n)           Bakersfield.  In November 2006, A&B entered into a joint venture with Intertex P&G Retail, LLC, for the development of a 575,000-square-foot retail center on a 57.3-acre commercial parcel in Bakersfield, California.  The parcel was acquired in November 2006.  Development plans currently are on hold due to current market conditions.

(o)           Palmdale Trade & Commerce Center.  In December 2007, A&B entered into a joint venture with Intertex Palmdale Trade & Commerce Center LLC, for the development of a 315,000-square-foot mixed-use commercial office and light industrial condominium complex on 18.2 acres in Palmdale, California, located 60 miles northeast of Los Angeles and 25 miles northeast of Valencia.  Development plans currently are on hold due to current market conditions.

(p)           Santa Barbara Ranch.  In November 2007, the Company entered into a joint venture with Vintage Communities (Vintage), a developer of high-end lifestyle communities headquartered in Newport Beach, California.  In 2008, due to worsening economic conditions, A&B suspended further investment in the project and recognized a $3.0 million impairment.  A&B continues to evaluate alternatives to maximize the venture’s assets that serve as collateral for the repayment of A&B’s investment.

Landholdings and Entitlement Activities

Successful land entitlement is the most challenging and critical step in the development process.  As in the case of other high-demand, high-quality locations with a limited supply of land suitable for development, the entitlement process in Hawaii is complex, time-consuming and costly, involving numerous State and County regulatory approvals.  For example, conversion of an agriculturally-zoned parcel to residential zoning usually requires the following approvals:

•	County amendment of the County general plan and community plan to reflect the desired residential use;

•	State Land Use Commission reclassification of the parcel from the Agricultural district to the Urban district; and

•	County rezoning of the property to the precise residential use desired.

A&B actively works with regulatory agencies, commissions and legislative bodies at various levels of government to entitle lands to their highest and best use.  A&B designates a parcel as “fully entitled” or “fully zoned” when all of the above-mentioned land use approvals have been obtained.

As of December 31, 2009 A&B and its subsidiaries, including A&B Properties, Inc., owned approximately 88,925 acres, consisting of approximately 88,475 acres in Hawaii and approximately 450 acres on the Mainland, as follows:

Table 9

Aggregate Landholdings

Acres

Maui	67,940
Kauai	20,495
Oahu	40
Total Hawaii	88,475

California	118
Texas	164
Georgia	63
Utah	35
Arizona	19
Nevada	21
Colorado	17
Washington	13
Total U.S. Mainland	450

Total A&B Holdings	88,925

As described more fully in the table below, the bulk of this acreage currently is used for agricultural, pasture, watershed and conservation purposes. A portion of these lands is used or planned for development or other urban uses, including the development projects described in the preceding pages.  An additional 2,915 acres on Maui, Kauai, and Oahu are leased from third parties, and are not included in the preceding table. In addition, the tables do not include approximately 2,186 acres under joint venture development.

Table 10

Real Estate Land Portfolio
As of December 31, 2009

Description	Locations	Acres
Fully Entitled
Hawaii – development / other	Oahu, Maui, Kauai	619
Mainland – development	Dallas, TX	28
Hawaii – commercial improved properties	Oahu, Maui, Kauai	106
Mainland – improved properties	AZ, CA, CO, GA, NV, TX, UT, WA	422
Subtotal – Fully Entitled		1,175

Agricultural, pasture and miscellaneous
Hawaiian Commercial & Sugar Company	Maui	34,600
Kauai Coffee	Kauai	3,000
Leased to third parties	Maui, Kauai, Hawaii	10,220
Other agricultural, pasture and misc. purposes	Various	10,730
Subtotal – Agricultural, pasture & misc.		58,550

Watershed/Conservation
Wainiha Valley	Kauai	10,120
Other Kauai	Kauai	3,200
Maui	Maui	15,880
Subtotal – Watershed/Conservation		29,200

TOTAL A&B Holdings		88,925

In addition to Company-owned lands, the Company has ownership interests in joint ventures that intend to develop lands contributed by the Company or to be acquired by the joint venture.

Table 11

Real Estate Development Joint Venture Portfolio1

Entitled, Joint Venture	Location	Acres1
Kukui’ula	Koloa, Kauai	1,000
Kukui’ula Village	Koloa, Kauai	10
Kai Malu at Wailea	Wailea, Maui	25
Ka Milo	Kona, Big Island	31
Palmdale Trade & Commerce Center	Palmdale, CA	18
Bridgeport Marketplace	Valencia, CA	28
Crossroads Plaza	Valencia, CA	7
Centre Pointe Marketplace	Valencia, CA	10
Bakersfield - Panama Grove	Bakersfield, CA	57
Waiawa	Waiawa, Oahu	1,0002
Total		2,186

1 Joint venture portfolio includes total estimated project acres, including acres sold, and may include acres not yet owned by the joint venture.

2 Approximately 183 acres are currently owned (or can be acquired at no cost) by the Waiawa joint venture. The remaining acreage is owned by a third-party landowner and is the subject of on-going development negotiations with the landowner.

Entitlement Activity

Some of the various planning and entitlement efforts underway include the following projects:

•
Kihei Residential:  95 acres in Kihei, Maui, planned for up to 600 primary housing units, plus a limited amount of commercial uses.  In January 2009, the State Land Use Commission (“SLUC”) approved the project’s district boundary amendment application for Urban designation.  Applications for zoning and community plan amendment will be filed with the County in 2010.

•
Waiale Community: A master-planned community of approximately 765 acres located in central Maui. Approximately 545 acres have been proposed for urban growth in the on-going Maui General Plan Update to accommodate up to 3,000 primary housing units, together with parks, school, civic and commercial uses. The Company plans to submit applications for Urban designation of this area and to commence preparation of an environmental impact study for the project in 2010.

•	Eleele Community: Master planning ongoing for an 800-acre region in Eleele, Kauai, planned for primary housing units, town villages, and civic, commercial and park uses.

Real Estate Sales Segment 2009 Highlights and Performance and 2010 Outlook

Note: Additional detail on 2009 and prior year performance is available in the Company’s 2009 Form 10-K.

Real estate sales revenue in 2009 was $125.6 million and operating profit was $39.1 million. Sale revenue included the sale of seven residential units at the Company’s Keola La’i high-rise development on Oahu, three Mainland properties (office, retail, industrial), an office building and an industrial facility on Oahu, a 214-acre agricultural parcel on Maui, several leased fee parcels and other land parcels on Maui, and two single-family homes on Kauai. Joint venture income from completed development projects, principally related to Bridgeport and Centre Point retail/office developments in Valencia, California, were offset by the Company’s share of marketing and other operating expenses of its Kukui’ula development projects and a $2.5 million impairment loss related to its investment in its Ka Milo joint venture project.

Real Estate Sales Outlook
In 2009, sales of commercial properties and land parcels were consummated at attractive prices, despite a challenging market environment. These sales allow the Company to realize value created through appreciation and the Company’s active property and asset management efforts. At the same time, these sales allow for proceeds to be redeployed in assets offering higher future appreciation potential with the added benefit of tax deferral through 1031 exchanges. In 2010, the Company expects to continue its 1031 exchange program, but the timing, pricing and volume are difficult to forecast precisely and will be influenced by the attractiveness of potential sales prices as well as the return potential of the replacement property.

In 2010, the Company expects to see an increase in real estate investment opportunities that meet its underwriting criteria. Accordingly, the Company expects to increase its placement of capital for the real estate segment relative to 2009. In making these investments, the Company intends to focus primarily on investment opportunities in Hawaii. However, the timing and scale of these investments is not certain and will be dependent upon a number of factors, including, but not limited to, return and risk thresholds, underlying valuations, and the availability of alternative capital investment opportunities.

In 2009, unit sales activity for the Company’s residential development projects (including joint ventures) declined significantly from levels experienced in 2008. In 2010, the Company expects that residential development sales activity will remain suppressed. The Company will continue to vigorously pursue entitlement, design and permitting at various projects, which will position the Company well to meet demand that is expected to materialize over the longer-term as the real estate markets recover.

Table 12
Real Estate Development Overview
As of December 31, 2009 (dollars in millions)
											Construction Timing
Project	Location	Voting Interest if Joint Venture1	Product Type	Original Project Acres	Planned Units or Gross Leasable Area	Units Closed	($) Average Closed Sales Price2	($) Total Estimated Project Cost3	($) A&B Investment through 20093	($) A&B Capital Estimated 20104	Estimated Start	Estimated Substantial Completion

Kai Malu	Wailea, Maui	50%	Resort residential	25	150	135	1.3	125	5	-	2005	2008
The Bluffs at Wailea	Wailea, Maui	N/A	Resort residential lots	7	12	-	-	9	9	-	2007	2008
The Ridge at Wailea	Wailea, Maui	N/A	Resort residential lots	7	9	-	-	8	8	-	2008	2009
Wailea MF-7	Wailea, Maui	N/A	Resort residential	13	75	-	-	90	6	-	2011	2013
Aina 'O Kane	Kahului, Maui	N/A	Primary res./commercial	4	103	-	-	35	1	-	2011	2013
Kukui'ula	Koloa, Kauai	50%	Resort residential	1,000	1,000-1,200	80	1.4	810	145	80	2006	20115
Kai 'Olino at Port Allen	Eleele, Kauai	N/A	Primary residential	4	75	-	-	30	11	-	2012	2014
Ka Milo	Kona, Hawaii	50%	Resort residential	31	137	20	1.2	120	7	-	2005	2014
Keola La’i	Honolulu, Oahu	N/A	Primary residential	3	352	335	0.6	180	180	-	2006	2008
Haliimaile	Haliimaile, Maui	N/A	Primary residential lots	63	170	-	-	35	1	-	2011	2012
Palmdale Center	Palmdale, CA	50%	Office/Industrial	18	315,000 s.f.	-	N/A	45	4	-	TBD	--
Bakersfield	Bakersfield, CA	50%	Retail	57	575,000 s.f.	-	N/A	90	11	-	TBD	--
Maui Business Park II	Kahului, Maui	N/A	Light industrial lots	179	160	-	N/A	95	10	1	2011	2012
Kahului Town Center	Kahului, Maui	N/A	Primary res./commercial	19	440/240,000 s.f.	-	N/A	255	2	-	2012	2014
Wailea MF-6	Wailea, Maui	N/A	Resort residential lots	23	60	-	-	20	6	-	2011	2012
Wailea MF-10	Wailea, Maui	N/A	Resort residential/commercial	14	45	-	-	60	4	-	2012	2015
Wailea MF-16	Wailea, Maui	N/A	Resort residential lots	7	20	-	-	10	3	-	2012	2013
Wailea SF-8	Kihei, Maui	N/A	Primary residential	13	90	-	-	TBD	1	-	TBD	--
Wailea, other	Wailea, Maui	N/A	Various	83	500	-	-	TBD	25	-	TBD	--
Waiawa	Waiawa, Oahu	50%	Primary residential lots	1,000	5,000	-	-	TBD	8	-	TBD	--

Held-for-Lease						Occupancy
Bridgeport Marketplace	Valencia, CA	50%	Retail	16	127,000 s.f.	95%	N/A	44	4	-	2007	2008
Crossroads Plaza	Valencia, CA	50%	Retail	7	56,000 s.f.	85%	N/A	17	3	-	2007	2008
Kukui'ula Village	Koloa, Kauai	50%	Retail/Office	10	83,200 s.f.	56%	N/A	78	8	1	2007	2009

1 The Company’s percentage share of joint venture returns will likely vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.

2 The average closed sales price is not necessarily indicative of the expected average selling prices of remaining inventory due to the variability in product mix and market pricing. Sales prices for commercial development projects are not disclosed due to the wide range of product being sold.

3 Includes land cost at book value and capitalized interest, but excludes sales commissions and closings costs.

4 Estimated 2010 capital is dependent on a number of factors, including timing of sales proceeds, project costs and construction progress. Construction progress, even on fully-entitled projects, depends on additional government approvals, such as building permits. As a result, estimated capital expenditures, sales or leasing timing are subject to change.

5 Represents estimated completion date for major project infrastructure and amenities. Construction activities related to parcel development will be ongoing.